Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) by and between MedQuist Holdings Inc. (the “Company”) and Roger L. Davenport (the “Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on or about July 11, 2011 and ending on July 31, 2014 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. On July 31, 2014 and on each July 31st thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s Chairman and Chief Executive Officer. Executive’s primary place of employment will be in Franklin, Tennessee, subject to travel in the course of performing Executive’s duties for the Company. In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Company’s Board of Directors (the “Board”). If requested, during the Employment Term, Executive shall also serve as a member of the Board and as a member of any other board of directors or managers of any affiliate of the Company, without additional compensation.

b. During the Employment Term, Executive will devote up to 100% of Executive’s business time and commercially reasonable efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from continuing to serve on the three boards of directors of which he currently is a member (Symetrica, college alumni and American Heart Association) or from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization and; provided further, that Executive may devote reasonable time to the supervision of his personal investments, and other activities involving charitable, community, educational, religious and similar types of organizations; so long as, in each case, and in the aggregate, that such activities do not unreasonably conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9 of this Agreement.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of U.S.$500,000, payable in regular installments in accordance with the Company’s usual payment practices for senior executives. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each fiscal year ending during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of up to U.S.$750,000 based upon the achievement of reasonable individual and Company target performance objectives established by the Board within the first three months of each fiscal year during the Employment Term; provided that, with respect to fiscal year 2011, Executive will receive a guaranteed Annual Bonus of U.S.$562,500. The Annual Bonus, if any, shall be paid by the Company to Executive during the calendar year immediately following the year in which it is earned, as soon as practicable after the Company receives its audited financial statements with respect to the year in which the bonus was earned. In each case, except as otherwise herein provided, the payment of any otherwise earned Annual Bonus (including the fiscal year 2011 guaranteed Annual Bonus) will be conditioned on Executive’s continued employment through the applicable payment date.

5. Equity Arrangements. Within 20 days following the commencement of Executive’s employment (the “Commencement Date”), the Company will grant to Executive 250,000 restricted shares of the Company’s common stock (the “Restricted Shares”). The Restricted Shares will vest, subject in each case to Executive’s continued employment, according to the following schedule: (1) one-third on the first anniversary of the Commencement Date, and (2) one-sixth at the completion of each six month period thereafter (until the Restricted Shares are fully vested on the third anniversary of the Commencement Date); provided that, upon the occurrence of any Change in Control (as defined below) during the Employment Term, any otherwise unvested Restricted Shares will then vest. The other terms and conditions applicable to such award will be as set forth in the award agreement attached hereto as Exhibit A.

6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

7. Vacation; Reimbursement of Expenses.

a. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

b. During the Employment Term, the Company will pay on Executive’s behalf, or reimburse Executive for, up to U.S.$35,000 per year in personal financial planning expenses, tax preparation expenses or supplemental individual life insurance premiums.

c. The Company will pay on Executive’s behalf, or reimburse Executive for, the reasonable costs of his relocation to the Franklin, Tennessee vicinity in accordance with the Company’s Relocation Policy dated May 21, 2010, as modified by the attached Exhibit B.

d. Executive shall be entitled to vacation in accordance with the provisions of the Company’s executive vacation policy as in effect from time to time, but not less than 4 weeks per fiscal year of the Company, which shall be taken at times selected by Executive with due regard for the business needs of the Company. Executive shall also be entitled to five paid personal days per fiscal year of the Company in accordance with the Company’s executive personnel policies.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 90 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company at least 90 days advance written notice of a resignation without Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s failure to substantially perform Executive’s material duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness, Disability or death), (B) willful dishonesty in the performance of Executive’s duties hereunder, (C) Executive’s conviction of, or plea of nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any intentional act or intentional omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (E) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement; provided that the event described in clause (A) of this Section 8(a)(ii) shall constitute Cause only if the Executive fails to cure such event within 30 days after receipt from the Company of written notice of the event which constitutes Cause. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. “Cause” shall not include failure of the Company to meet financial performance objectives. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination within 30 days following termination;

(B) reimbursement (within 30 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 60 days following the date of Executive’s termination of employment; and

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) any Annual Bonus otherwise earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable when such Annual Bonus would have otherwise been payable to Executive had his employment not terminated; and

(C) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment (the “Pro-Rata Bonus”), payable when such Annual Bonus would have otherwise been payable to Executive had his employment not terminated.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) breach by the Company of any material term of this Agreement, including but not limited to the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due hereunder, and (B) any material diminution in Executive’s authority, title, reporting relationship or responsibilities; provided that the events described in this Section 8(c)(ii) shall constitute Good Reason only if (x) Executive notifies the Company in writing that an event constituting Good Reason has occurred, which notice shall be provided within 30 days after Executive first becomes aware of the occurrence of such event constituting Good Reason, (y) the Company fails to cure such event within 30 days after receipt of the written notice from Executive, and (z) Executive resigns employment within 30 days following expiration of the Company’s cure period.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason (provided that in either such case Executive does not immediately thereafter commence employment with an affiliate of the Company), Executive shall be entitled to:

(A) the Accrued Rights; and

(B) any Annual Bonus otherwise earned, but unpaid, as of the date of termination for the immediately preceding fiscal year;

(C) a Pro-Rata Bonus for the year of termination;

(D) vesting of any then otherwise unvested Restricted Shares; and

(E) monthly payments each equal to 1/8 of the Base Salary, as in effect on the date of termination of Executive’s employment, for a period of 12 months after the date of such termination (the “Salary Continuation Payments”);

(F) if and only if such termination occurs within 12 months following a Change in Control (as defined below), an additional lump sum payment equal to the Base Salary, as in effect on the date of termination;

(G) if and only if Executive elects COBRA continuation coverage, a monthly amount, payable for 12 months (or, if less, the duration of Executive’s period of COBRA continuation) equal, after applicable tax withholding, to the portion of monthly group health premiums paid by the Company for similarly situated active employees; and

(H) in lieu of continuation of the expense reimbursement described above in Section 7(b), an additional lump sum payment of U.S.$35,000.

The payments and rights described in paragraphs (B) through (H) above (the “Severance Benefits”), are subject to Executive’s continued compliance with Sections 9 and 10, Executive’s execution and delivery of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit C and to such release becoming effective and irrevocable prior to the expiration of the 60-day period immediately following the termination date (such 60-day period, the “Release Period”). The bonuses described in paragraphs (B) and (C) will in each case be paid when the Annual Bonus would have otherwise been paid to Executive for the applicable year, had his employment not terminated (or, if later, on the first regularly scheduled payroll date that follows the Release Period). The shares described in paragraph (D) will become non-forfeitable and will be released to Executive, the Salary Continuation Payments described in paragraph (E) and the COBRA premium subsidy described in paragraph (G) will commence, and (to the extent applicable) the lump sum payments described in paragraphs (F) and (H) will be paid on the first regularly scheduled payroll date that follows the Release Period. If the above-described release does not become effective and irrevocable prior to the expiration of the Release Period, the Severance Benefits will then be forfeited.

(iv) Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason as described above, except as set forth in Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.

d. For purposes of this Agreement, the term “Change in Control” means the occurrence of any one of the following events if such event is also a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as defined in Treas. Reg. § 1.409A-3(i)(v):

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (b) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (c) Siris Capital Group, LLC or any of its affiliates is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Exchange Act), directly or indirectly, of securities of the Company by reason of having acquired such securities during the twelve month period ending on the date of the most recent acquisition (not including any securities acquired directly from the Company) representing 50% or more of the total combined voting power of the Company’s then outstanding voting securities (the “Voting Stock”); or

(ii) the majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(iii) consummation of a reorganization, merger or consolidation resulting in a change described in (i) or (ii) of this definition, or the sale or other disposition of all or substantially all of the assets of the Company involving 50% or more of the total gross fair market value of all of the assets of the Company immediately before such sale of assets (a “Business Combination”), in each case, unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company.

e. Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term. In the event that the Executive elects not to extend the Employment Term, Executive shall be entitled to receive only the Accrued Rights. In the event that the Company elects not to extend the Employment Term, Executive shall be deemed to have been terminated by the Company without Cause and will be entitled to receive the payments, rights and benefits described above in Section 8(c).

f. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. For purposes of this Agreement, no act or omission or event shall be treated as Cause unless (i) Executive has been provided a detailed, written Notice of Termination and an opportunity to meet with the Board (together with Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such Notice of Termination and, if the act or omission or event is one for which a cure period applies under the proviso in Section 8(a)(ii), Executive has had at least a thirty (30) day period to take corrective action and (ii) the Board after such meeting (if Executive exercises Executive’s right to have a meeting) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least a majority or, after a Change in Control, at least three-fourths of the members of such Board then in office at a meeting called and held for such purpose that Cause does exist under this Agreement; provided, however, if Executive is a member of such Board, Executive shall have no right to participate in such vote; and the number of members needed to constitute a majority of, or three-fourths of, whichever is applicable, the members of such Board shall be determined without counting Executive as a member of such Board. Executive shall be relieved of his duties under this Agreement upon receipt of the written Notice of Termination pending the Board’s determination of Cause. Executive’s termination for Cause shall be effective when the required affirmative vote of the Board meeting the thresholds provided above is satisfied.

g. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

9. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates (the “Company Group”) and accordingly agrees as follows:

(1) While Executive is performing services for the Company Group and for a period of one year following the cessation of that service for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting, in competition with the Company Group, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of the Company Group during the one-year period preceding the Relevant Date (as defined below);

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company Group during the one year immediately preceding the Relevant Date; or

(iii)	for whom Executive had responsibility during the one year immediately preceding the Relevant Date.

For purposes of this Agreement, “Relevant Date” will mean (i) during the time Executive is performing services for the Company Group, any date such definition is being applied; and (ii) following any cessation of Executive’s service, the date of such cessation.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i)	engage in any transcription processing services and dictation business, physician services business or other business that competes with the business of the Company Group (including, without limitation, businesses which the Company Group have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area where the Company Group manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company Group and any of its respective customers, clients, suppliers or investors.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company Group which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee of the Company Group to leave the employment of the Company Group; or

(ii)	hire any such employee who was employed by the Company Group as of the Relevant Date or who left the employment of the Company Group coincident with, or within one year prior to, the Relevant Date.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company Group any consultant then under contract with the Company Group.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

c. During the Restricted Period, Executive may request a waiver of the restrictive covenants contained in Sections 9(a)(1) and 9(a)(2). If the Company agrees to grant such waiver, each remaining monthly Salary Continuation Payment described in Section 8(c)(iii)(E) will be reduced from 1/8 of Base Salary to 1/12 of Base Salary. The Company will have no obligation to grant any such request and the decision to grant a waiver of the restrictive covenants contained in Sections 9(a)(1) and 9(a)(2) will be made in the Company’s sole and absolute discretion.

10. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company Group to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information or otherwise relate to the business of the Company Group except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company Group a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any resources of the Company Group (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights, titles, interests and intellectual property rights therein (including, without limitation, rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company Group to the extent ownership of any such rights does not vest originally in the Company Group.

(iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company Group at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing. To the extent Executive is required to participate in any aspect of a dispute, arbitration or litigation pursuant to this provision, Executive will be paid a rate of U.S.$1,370 per day for such participant and involvement.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company Group, including (without limitation) policies regarding the protection of confidential information and intellectual property, conflicts of interest and securities trading. Executive acknowledges that the Company Group may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

11. Specific Performance. Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof except any restricted stock agreement entered into pursuant to Section 5. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Compliance with IRC Section 409A.

(i) If a termination giving rise to payments and benefits hereunder is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.

(ii) This Section should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.

(iii) Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

g. Indemnification. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company during the Employment Term and for six years after Executive’s termination. In addition, the Company shall, to the maximum extent permitted by law, and under the Company’s Charter, By–Laws or standing or other resolutions, defend, indemnify and hold harmless the Executive from and against any and all claims made against the Executive concerning or relative to his service, actions or omissions on behalf of the Company as an officer, employee, director or agent thereof.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Medquist Holdings Inc.

attn: General Counsel

9009 Carothers Parkway, Suite C-2

Franklin, TN 37067

If to Executive: to the most recent address of Executive set forth in the personnel records of the Company.

j. Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims, recoupment, or defenses or other rights which the Company may have against Executive or others.

k. Survival. Sections 9-11 of this Agreement, and all other provisions of this Agreement relating to the interpretation or enforcement of those sections, will survive any expiration of this Agreement or any cessation of Executive’s employment for any reason.

l. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

m. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

n. Withholding Taxes. The Company may withhold from any amounts payable or property transferable to Executive such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

o. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in each case on the date indicated below, respectively.

MEDQUIST HOLDINGS INC.

By:	/s/ Mark R. Sullivan

Title:	General Counsel

Date:	July 11, 2011

EXECUTIVE

/s/ Roger L. Davenport
Roger L. Davenport

Date: July 8, 2011

EXHIBIT A

MEDQUIST HOLDINGS INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Award” or “Agreement”) is made by and between MedQuist Holdings Inc. (the “Company”) and Roger L. Davenport (the “Grantee”) as of this      day of July, 2011 (the “Effective Date”).

WHEREAS, in order to induce the Grantee to join the employ of the Company, and to further align the Grantee’s financial interests with those of the Company’s stockholders, the Board approved this Award of shares of common stock of the Company subject to the restrictions and on the terms and conditions contained in this Agreement (the “Restricted Stock”); and

WHEREAS, this Award of Restricted Stock is intended to constitute a non-plan based “inducement grant,” as described in the Nasdaq Listing Rule 5635(c)(4).

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

13. Award of Restricted Shares.

a. The Company hereby awards the Grantee 250,000 shares of Restricted Stock (the “Restricted Shares”).

b. The Company maintains the MedQuist Holdings Inc. 2010 Equity Incentive Plan (the “Plan”), which provides the general terms and restrictions for certain equity incentive awards made to the Company’s employees, directors, consultants, and other individuals who provide services to the Company. This Award of Restricted Stock is not awarded pursuant to the Plan and the Restricted Shares granted hereunder shall not be granted from the shares of Common Stock set aside for Awards to be made under the Plan, but rather is intended to constitute a non-plan based “inducement grant,” as described in Nasdaq Listing Rule 5635(c)(4). Nonetheless, the terms and provisions of the Plan relating to restricted stock (including, without limitation, Sections 4, 9 and 12 of the Plan) are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if the Restricted Shares were granted pursuant to the Plan. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein.

14. Vesting of Restricted Shares. The Restricted Shares are subject to forfeiture to the Company until they become vested and non-forfeitable in accordance with this Section 2. While subject to forfeiture, the Restricted Shares may not be sold, pledged, assigned, otherwise encumbered or transferred in any manner, whether voluntarily or involuntarily by the operation of law.

a. Provided the Grantee remains in continuous service with the Company through each applicable vesting date, the Restricted Shares subject hereto shall become vested and non-forfeitable as follows:

(i) 33 1/3% of the total number of Restricted Shares subject hereto shall become vested and non-forfeitable on the first anniversary of the Effective Date; and

(ii) 16 2/3% of the total number of Restricted Shares subject hereto shall become vested and non-forfeitable on the each of the 18-month, 24-month, 30-month and 36-month anniversaries of the Effective Date.

b. Upon cessation of the Grantee’s service with the Company for any reason, any Restricted Shares which then remain forfeitable will immediately and automatically, without any action on the part of the Company, be forfeited, and the Grantee will have no further rights with respect to those shares.

c. Solely for purposes of this Agreement, employment or service with the Company will be deemed to include employment or service with any subsidiary or Affiliate of the Company (for only so long as such entity remains a subsidiary or Affiliate).

d. Notwithstanding the foregoing, if the Grantee’s employment is terminated by the Company without “Cause” (other than by reason of death or “Disability”) or if the Grantee resigns for “Good Reason,” as those terms are defined in the Employment Agreement dated July [ ] , 2011 by and between Company and Grantee (the “Employment Agreement”) (provided that in either such case the Grantee does not immediately thereafter commence employment with an Affiliate of the Company) and the Grantee timely complies with the conditions set forth in the Employment Agreement regarding the execution of a release of claims in favor of the Company, the Restricted Shares shall become fully vested and non-forfeitable at the time specified in the Employment Agreement.

e. The Restricted Shares shall become fully vested and non-forfeitable upon the consummation of a “Change in Control,” as that term is defined in the Employment Agreement.

15. Issuance of Shares.

a. The Company will cause the Restricted Shares to be issued in the Grantee’s name either by book-entry registration or issuance of a stock certificate or certificates.

b. Unless otherwise provided by the Committee in writing, the Restricted Shares shall not be transferable by Grantee other than by will or the laws of descent and distribution.

c. While the Restricted Shares remain forfeitable, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Shares. As soon as practicable following the time that any Restricted Share becomes nonforfeitable (and provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such share), the Company will cause that stop-transfer order to be removed. The Company may also condition delivery of certificates for Restricted Shares upon receipt from the Grantee of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.

d. If any certificate is issued in respect of Restricted Shares, that certificate will be legended and held in escrow by the Company or an agent of the Company. In addition, the Grantee may be required to execute and deliver to the Company a stock power with respect to those Restricted Shares. At such time as those Restricted Shares become nonforfeitable, the Company will cause a new certificate to be issued without that portion of the legend referencing the previously applicable forfeiture conditions and will cause that new certificate to be delivered to the Grantee (provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such shares).

16. Substitute Property. If, while any of the Restricted Shares remain subject to forfeiture, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar event or transaction resulting in new, substituted or additional securities being issued or delivered to the Grantee by reason of the Grantee’s ownership of the Restricted Shares, such securities will constitute “Restricted Shares” for all purposes of this Agreement and any certificate issued to evidence such securities will immediately be deposited with the secretary of the Company (or his or her designee) and subject to the escrow described in Section 3, above.

17. Rights of Grantee During Restricted Period. The Grantee will have the right to vote the Restricted Shares and to receive dividends and distributions with respect to the Restricted Shares; provided, however, that any cash dividends or distributions paid in respect of the Restricted Shares while those shares remain subject to forfeiture will be withheld by the Company and will be delivered to the Grantee (without interest and net of any required tax withholding) only if and when the Restricted Shares giving rise to such dividends or distributions become vested and non-forfeitable.

18. Securities Laws. The Board may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure that the Restricted Shares are issued and sold in compliance with the requirements of any stock exchange or quotation system upon which the shares are then listed or quoted, the Securities Act of 1933 and all other applicable laws.

19. Tax Consequences.

a. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant or vesting of the Restricted Shares. The Grantee has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

b. If the Grantee makes an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares, the Grantee agrees to notify the Company in writing on the day of such election. The amount includible in the Grantee’s income as a result of that election will be subject to tax withholding. The Grantee will be required to remit to the Company in cash, or make other arrangements reasonably satisfactory to the Company for the satisfaction of such tax withholding amount; failure to do so within three business days of making the Section 83(b) election will result in forfeiture of all the Restricted Shares.

c. The Grantee shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Grantee, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of the Restricted Shares and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

d. Without limiting the generality of clause (c) above, the Committee may, in its sole discretion, permit the Grantee to satisfy, in whole or in part, the foregoing withholding liability by the delivery of shares of Common Stock (which are Mature Shares) owned by the Grantee having a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

20. The Plan. Although this Award of Restricted Stock is not granted under the Plan, the terms of the Plan have been incorporated herein by reference. Accordingly, the Grantee agrees to be bound by all of the terms and conditions of the Plan, as such Plan may be amended from time to time in accordance with the terms thereof. This Award of Restricted Stock will be administered by the Board or its designated Committee, who will have the same authority with respect to this Award of Restricted Stock as described in Section 4 of the Plan. A copy of the Plan in its present form is available for inspection during business hours by the Grantee at the Company’s principal office. All questions regarding the interpretation of the terms of this Award of Restricted Stock, including all questions regarding the application and interpretation of Plan provisions incorporated herein, will be determined by the Board or its designated Committee, whose determination will be final, binding and conclusive.

21. Consent to Electronic Delivery. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

22. Entire Agreement. This Agreement, including the terms incorporated herein by reference, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. Notwithstanding anything to the contrary, this Agreement will not supersede any other restrictive covenant agreement between the Grantee and the Company or any of its Affiliates, and the Grantee shall be bound both by the restrictions set forth in such other restrictive covenants agreements and the restrictions set forth in this Agreement.

23. Severability. Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Grantee.

24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Delaware, and the Grantee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

25. Amendment. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes under Sections 9, 12 and 14 of the Plan permitted to Awards made under the Plan without consent.

26. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

27. Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

28. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by the Company’s records, or if to the Company, to the attention of the secretary of the Company at the Company’s principal executive office.

29. No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Grantee any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge Grantee at any time for any reason whatsoever.

30. Beneficiary. The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. Any notice should be made to the attention of the secretary of the Company at the Company’s principal executive office. If no designated beneficiary survives the Grantee, the Grantee’s estate shall be deemed to be Grantee’s beneficiary.

31. Clawback/Forfeiture.

a. Grantee’s Conduct. Notwithstanding anything to the contrary contained herein, if the Company as a result of misconduct or fraud is required to prepare a financial restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, where the Grantee (i) engaged in fraud resulting in such financial restatement, or (ii) knowingly or through gross negligence engaged in misconduct resulting in such financial restatement, the Grantee shall forfeit any or all of the Restricted Shares, whether or not vested, then held by the Grantee and repay to the Company an amount in cash equal to all or any portion of the sales proceeds received by the Grantee in connection with the sale or other disposition of any such Restricted Shares during the three-year period preceding the date on which the Company first determines that it must prepare the financial restatement (or, if no proceeds were received by the Grantee in any such disposition, an amount equal to the aggregate Fair Market Value of the Restricted Shares so disposed of, determined as of the date of such disposition). For the avoidance of doubt, the Grantee’s failure to have personal knowledge of the conduct of any other individual that contributed to a financial restatement shall not, in and of itself, be sufficient to trigger this provision.

b. Conduct of Others or Errors. Notwithstanding anything to the contrary contained herein, the Grantee shall repay the Company any amount in excess of what the Grantee should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculation or other administrative error) with respect to any sale or other disposition of any Restricted Shares during the three-year period preceding the date on which the Company first determines that it must prepare the financial restatement or otherwise first discovers the mistake or error and promptly notifies the Grantee.

c. Compliance. The Grantee will agree to revise this Section 19 to the extent necessary for the Company to comply with any regulatory guidance promulgated under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

[Signature page follows]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Grantee have each executed this Restricted Stock Award Agreement on the respective date below indicated.

MEDQUIST HOLDINGS INC.

By

Name:

Title:

Date:

GRANTEE

Signature

Name:

Date:

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EXHIBIT B

Relocation Policy Variances

1. The period of temporary living expenses will be increased from “up to 60 days” to “up to nine months” (to the extent Executive remains employed by the Company for such period).

2. The number of automobiles that will be transported will be increased from one to four.

3. The number of “House-Hunting/Pre-Assignment Site Visit” trips for Executive and his spouse will be increased from two to three.

4. The Incidental/Miscellaneous expenses subject to reimbursement will include the costs of maintaining Executive’s two existing homes pending their sale and the maximum amount of such Incidental/Miscellaneous expenses will be increased from U.S.$5,000 to such other reasonable amount as may be approved by the Compensation Committee of the Board.

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EXHIBIT C

RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the      day of         ,          by and between Roger L. Davenport (the “Executive”) and Medquist Holdings Inc. (the “Company”).

WHEREAS, the Executive’s employment as an employee of the Company has terminated; and

WHEREAS, pursuant to Section 8(c) of the Employment Agreement by and between the Company and the Executive dated July     , 2011 (the “Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Consideration. The Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 8(c) of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company and its affiliates do not and will not have any other liability or obligation to the Executive. The Executive acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 8(c) of the Agreement would not otherwise be due to him.

2. Release and Covenant Not to Sue.

a. The Executive fully and forever releases and discharges the Company, and all of its, affiliates and subsidiaries, and each of their respective stockholders, predecessors, successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

b. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity

C-1

Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

c. The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 8(c) of the Agreement, or (c) claims for indemnification under Section 12(g) of the Agreement.

3. Restrictive Covenants. The Executive acknowledges that restrictive covenants contained in Sections 9 and 10 of the Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

4. Non-Disparagement. The Executive will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. The Company’s directors and officers will not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Executive.

5. Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address set forth in the Agreement.

6. Challenge. If the Executive violates any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 8(c) of the Agreement will be due to the Executive.

7. Miscellaneous.

a. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

b. No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

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c. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

d. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

e. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

f. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

g. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case on the date first above written.

MEDQUIST HOLDINGS INC.

By:
Name & Title:

ROGER L. DAVENPORT

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